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                         [LOGO] ALLSTATE(R) FINANCIAL

February 12, 2009

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Allstate Financial Advisors Separate Account I ("Registrant")
    Allstate Life Insurance Company ("Depositor")
    Request for Withdrawal of Amended Registration Statements on Form N-4 Pursuant to Rule 477 under the Securities Act of 1933
    Registrants and Depositors shown in Appendix A

Commissioners:

On December 30, 2008, the amended registration statements on Form N-4 shown in Appendix A (the "Amended Registration Statements") were filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 485(b) under the Securities Act of 1933 (the "Securities Act").

Pursuant to Rule 477 under the Securities Act, on behalf of the Registrant, we hereby request withdrawal of all the Amended Registration Statements. Application is being made because of errors discovered in the powers of attorney. Registrant should have filed the prospectus supplements contained in the Amended Registration Statements under Rule 497 under the Securities Act, and will do so concurrently with this request.

If you have any questions, please do not hesitate to call me at 847/402-5745. Thank you.

Very truly yours,

/s/ JOCELYN LIU
--------------------------
Jocelyn Liu

Enclosure

cc: Thomas S. Clark, Esq.
    Prudential Financial

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                                  APPENDIX A

         Request to Withdraw Amended Form N-4 Registration Statements
                          Filed on December 30, 2008
             Pursuant to Rule 477 under the Securities Act of 1933

                                         File No.   File No.   P/E
Registrant                 Depositor    (1933 Act) (1940 Act) Number Date Filed
----------               -------------- ---------- ---------- ------ ----------
Allstate Financial       Allstate Life  333-114562 811-09327    14    12/30/08
Advisors Separate        Insurance
Account I                Company
Allstate Financial       Allstate Life  333-114560 811-09327    7     12/30/08
Advisors Separate        Insurance
Account I                Company
Allstate Financial       Allstate Life  333-114561 811-09327    7     12/30/08
Advisors Separate        Insurance
Account I                Company
Allstate Financial       Allstate Life  333-102934 811-09327    10    12/30/08
Advisors Separate        Insurance
Account I                Company